Exhibit 10.3
LEAR CORPORATION
OUTSIDE DIRECTORS COMPENSATION PLAN
As Amended and Restated Effective January 1, 2009
(Conformed Copy through First Amendment)

LEAR CORPORATION
OUTSIDE DIRECTORS COMPENSATION PLAN
Article 1. Establishment, Objectives and Duration
     1.1 Amendment and Restatement of Plan. Lear Corporation, a Delaware corporation, hereby amends and restates the compensation plan for non-employee directors known as the “Lear Corporation Outside Directors Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document.
     1.2 Plan Objectives. The objectives of the Plan are to give the Company an advantage in attracting and retaining Outside Directors and to link the interests of Outside Directors to those of the Company’s stockholders.
     1.3 Duration of the Plan. The Plan commenced on January 1, 2004 and will remain in effect until the Board of Directors terminates it pursuant to Section 9.1.
Article 2. Definitions
     The following defined terms have the meanings set forth below:
     “Accounts” means an Outside Director’s Stock Account and Interest Account.
     “Affiliate” means any person that, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company.
     “Annual Retainer” means the retainer fee established by the Board in accordance with Section 5.1 and paid to an Outside Director for services performed as a member of the Board of Directors for a Plan Year.
     “Beneficiary” means the person entitled under Section 6.6 to receive payment of the balances remaining in an Outside Director’s Accounts in case the Outside Director dies before the entire balances in those Accounts have been paid.
     “Board” or “Board of Directors” means the Board of Directors of the Company.
     “Change in Control” of the Company will be deemed to have occurred (as of a particular day, as specified by the Board) as of the first day any one or more of the following paragraphs is satisfied:
(a)	any person (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company, representing more than twenty percent (twenty-five percent for all Restricted Units awarded and all compensation initially deferred under the Plan on or after January 1, 2007) of the combined voting power of the Company’s then outstanding securities;

(b)	during any period of twenty-six consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of that period constitute the Board (and any new Directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority of the Board; or

(c)	the stockholders of the Company approve: (i) a plan of complete liquidation or dissolution of the Company; (ii) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (iii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (seventy-five percent for all Restricted Units awarded and all compensation initially deferred under the Plan on or after January 1, 2007) of the combined voting power of the voting securities of the Company (or the surviving entity) outstanding immediately after the merger, consolidation, or reorganization.
     Notwithstanding the foregoing, to the extent necessary to avoid subjecting Outside Directors to interest and additional tax under Section 409A of the Code, no “Change in Control” will be deemed to occur unless and until paragraph (a), (b) or (c), above, is satisfied and Section 409A(a)(2)(A)(v) of the Code is satisfied.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor to it.
     “Committee Meeting Fee” means the fee established by the Board in accordance with Section 5.1 and paid to an Outside Director for each attendance at a meeting of a Board committee (including telephonic meetings but excluding execution of unanimous written consents).
     “Common Stock Fair Market Value” means the average of the high and low prices of publicly traded Shares on the national exchange on which the Shares are listed as of a particular date.

     “Company” means Lear Corporation, a Delaware corporation, and any successor thereto as provided in Section 9.3.
     “Deferral Election” has the meaning ascribed to it in Section 6.1.
     “Deferral Fair Market Value” means the average of the high and low prices of publicly traded Shares on the national exchange on which the Shares are listed.
     “Director” means any individual who is a member of the Board of Directors.
     “Disability” means the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     “Effective Date” has the meaning ascribed to it in Section 8.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor to it.
     “Grandfathered Account” means the portion of an Account attributable to compensation that was deferred and vested as of December 31, 2004.
     “Grant Date” means has the meaning ascribed to it in Section 5.2.
     “Grant Date Fair Market Value” means the average of the high and low prices of publicly traded Shares on the national exchange on which the Shares are listed on the date on which the Restricted Units are granted.
     “Installment Payment” has the meaning ascribed to it in Section 5.1.
     “Interest Account” means the portion of an Outside Director’s Account to which credits are made under Section 6.4.
     “Meeting Fee” means the fee established by the Board in accordance with Section 5.1 and paid to an Outside Director for each attendance at a meeting of the Board of Directors (including telephonic meetings but excluding execution of unanimous written consents).
     “Nongrandfathered Account” means the portion of an Account that is not a Grandfathered Account.
     “Outside Director” means a Director who, at the time in question, is not an employee of the Company or any of its Affiliates.
     “Plan” has the meaning ascribed to it in Section 1.1.

     “Plan Year” means the 12 month period beginning on January 1 and ending on the next following December 31.
     “Plan Year Accounts” for a given Plan Year means the portion of a Participant’s Accounts attributable to compensation deferred for such Plan Year.
     “Plan Year Interest Account” for a given Plan Year means the portion of a Participant’s Interest Account attributable to compensation deferred for such Plan Year.
     “Plan Year Stock Account” for a given Plan Year means the portion of a Participant’s Stock Account attributable to compensation deferred for such Plan Year.
     “Presiding Director” means the Outside Director selected by the other Outside Directors as the presiding Director at meetings of the Outside Directors held in accordance with applicable rules of any securities exchange on which the Company’s securities are listed.
     “Restricted Grant” means a grant made pursuant to Section 5.2 that is subject to vesting and other restrictions as set forth in Article 7.
     “Restricted Unit” means a Stock Unit that is subject to vesting and other restrictions as set forth in Article 7, as in effect prior to March 24, 2009.
     “Retirement” means a Separation from Service (a) upon or after attaining 70 years of age, or (b) upon or after serving six years as a Director, or (c) upon such other circumstances that the Board, in its sole discretion, affirmatively determines not to be adverse to the best interests of the Company.
     “Separation from Service” or “Separate from Service” means ceasing to be a Director of the Company for any reason. Notwithstanding anything to the contrary, the determination of whether an individual has had a Separation from Service will be made in accordance with Code Section 409A and the regulations thereunder.
     “Shares” means the shares of common stock, $.01 par value, of the Company, including their associated preferred share purchase rights.
     “Stock Account” means the portion of an Outside Director’s Account to which Stock Units are credited.
     “Stock Unit” means a notional Share credited under Section 6.3 to the account of an Outside Director and payable in cash.
     “Termination Date” means the date on which an Outside Director has a Separation from Service.
     “Vesting Date” means the original date on which the value of a Restricted Unit is scheduled to be distributed.

Article 3. Administration
     3.1 The Board of Directors. The Plan will be administered by the Board of Directors. The Board of Directors will act by a majority of its members at the time in office and eligible to vote on any particular matter, and may act either by a vote at a meeting or in writing without a meeting.
     3.2 Authority of the Board of Directors. Except as limited by law and subject to the provisions herein, the Board of Directors has full power to: construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of the Plan. Further, the Board of Directors will make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law and consistent with Section 3.1, the Board of Directors may delegate some or all of its authority under this Plan.
     3.3 Decisions Binding. All determinations and decisions made by the Board of Directors pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including the Company, its stockholders, all Affiliates, Outside Directors and their estates and beneficiaries.
Article 4. Eligibility
     Each Outside Director of the Board during a Plan Year will participate in the Plan for that year.
Article 5. Annual Retainer and Restricted Units
     5.1 Amount Payable in Cash. Each Outside Director will be entitled to receive an Annual Retainer in the amount determined from time to time by the Board. Until changed by resolution of the Board of Directors, the Annual Retainer will be $45,000 for each Outside Director, provided that the Annual Retainer for the Presiding Director will be increased by $10,000. In addition, the Annual Retainer for the chair of the Audit Committee will be increased by $20,000 and the Annual Retainer for the chair of each of the following committees will be increased by $10,000: Compensation Committee and Nominating and Corporate Governance Committee. Notwithstanding the foregoing, effective January 1, 2009, and until changed by resolution of the Board of Directors, each of the amounts set forth above shall be reduced by twenty percent (20%) so that the Annual Retainer will be $36,000 for each Outside Director, which will be increased by $8,000 for the Presiding Director, by $16,000 for the chair of the Audit Committee, and by $8,000 for the chair of each of the following committees: Compensation Committee and Nominating and Corporate Governance Committee.
     To the extent the Outside Director has not made a Deferral Election with respect to the Annual Retainer, it will be paid in monthly cash installments (the “Installment Payments”) to the Outside Director, payable on the last business day of the month preceding the month to which the installment applies. Each Installment Payment to an Outside Director will equal the quotient of the Outside Director’s Annual Retainer divided by twelve. To the extent necessary, Installment Payments made after March 24, 2009, will be adjusted to reflect the reduction of amounts payable under this Section 5.1 made by the First Amendment to the Plan. Any Outside Director who first becomes an Outside Director during a calendar month will be entitled to an Installment Payment for that month unless, immediately before becoming an Outside Director, he or she was a Director who was an employee of the Company or any of its Affiliates.
     Each Outside Director will be entitled to receive a Meeting Fee, in the amount determined from time to time by the Board, for each meeting he or she attends (including telephonic meetings but excluding execution of unanimous written consents) of the Board of Directors. In addition, each Outside Director will be entitled to receive a Committee Meeting Fee, in the amount determined from time to time by the Board, for each meeting he or she attends (including telephonic meetings but excluding execution of unanimous written consents) of a Board committee. Until changed by resolution of the Board of Directors, the Meeting Fee will be $1,500 and the Committee Meeting Fee will be $1,500. Unless the Outside Director has made a Deferral Election with respect to them, Meeting Fees and Committee Meeting Fees for the meetings, if any, attended during the current month will be paid on the last business day of the month (at the same time as the Installment Payment for the next month). Payment shall be made as soon as practicable after adoption of the First Amendment to the Plan with respect to Meeting Fees and Committee Meeting Fees for meetings, if any, attended prior to the effective date of such First Amendment, for which payment has not been received or deferred by the Outside Director. Notwithstanding the foregoing, effective January 1, 2009, and until changed by resolution of the Board of Directors, the Meeting Fee will be $1,200 and the Committee Meeting Fee will be $1,200.
     5.2 Restricted Grant. Each Outside Director who is an Outside Director on any day of the Plan Year on or prior to May 1 will be entitled to receive a Restricted Grant pursuant to Article 7, on the last business day of January of such Plan Year or, if later, on the first day on which such individual becomes an Outside Director (the “Grant Date”). Until changed by resolution of the Board of Directors, the Restricted Grant will be a credit to a notional account in the amount of $72,000.

Article 6. Deferral
     6.1 Deferral Election. Any Outside Director may elect to defer all or a portion of the compensation payable to him or her under Section 5.1 for the Plan Year by filing with the Secretary of the Company a written notice to that effect on the Deferral Election Form attached hereto as Exhibit A (a “Deferral Election”). Such election will be filed before the first day of the Plan Year to which it relates. Notwithstanding the foregoing, an election may be filed within 30 days after a Director first becomes an Outside Director; provided, however, the amount of compensation deferred pursuant to such election will not exceed the portion of the Outside Director’s compensation earned after the date the election is made. A Deferral Election may not be revoked or modified with respect to compensation payable for any Plan Year for which it is effective. Unless either the Deferral Election is terminated or modified as described below or the Director Separates from Service, the Deferral Election will apply to compensation payable under Section 5.1 with respect to each subsequent Plan Year. An Outside Director may terminate or modify his or her current Deferral Election by filing a new Deferral Election before the first day of the Plan Year to which such termination or modification applies.
     6.2 Accounts. At the time an Outside Director makes a Deferral Election under Section 6.1 he or she must also designate the portion of the deferred compensation to be credited to a Stock Account and/or an Interest Account. Notwithstanding the foregoing, all amounts deferred after March 24, 2009, will be credited to an Interest Account.
     6.3 Stock Account. Prior to March 24, 2009, the amounts the Outside Director elected to defer to a Stock Account were credited to that account as Stock Units as of the date the compensation would otherwise have been payable under Section 5.1. The number of Stock Units so credited equaled the amount of compensation deferred divided by the Deferral Fair Market Value of a Share on the day the compensation would otherwise have been paid if the Outside Director had not made a Deferral Election.
     If the Company declares a cash dividend on its common stock, then, on the payment date of the dividend, the Outside Director will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of Stock Units credited to the Outside Director’s Stock Account through the record date. The dollar amount credited to the Outside Director under the preceding sentence will be credited to the Outside Director’s Plan Year Interest Account.
     6.4 Interest Account. The amounts the Outside Director elects to defer under Section 6.1 will be credited to a Plan Year Interest Account as of the date the compensation would otherwise have been payable under Section 5.1. The amounts credited to the Interest Account will be credited with interest, compounded monthly, from the date the compensation would otherwise have been payable under Section 5.1 until the amount credited to the Interest Account is paid to the Outside Director. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis.

     6.5 Distributions. The value of an Outside Director’s Plan Year Accounts with respect to a Plan Year will be distributed, or will begin to be distributed, to him or her or, in the event of his or her death, to his or her Beneficiary, within 10 days following the earliest of:
(a)	the date specified by the Outside Director in his or her Deferral Election for such Plan Year Account;

(b)	the Outside Director’s Termination Date; and

(c)	the date on which a Change in Control occurs.
     The amount payable to an Outside Director with respect to his or her Plan Year Accounts for a given Plan Year will equal the sum of: (a) the dollar amount credited to the Outside Director’s Plan Year Interest Account for such Plan Year; and (b) the number of Stock Units credited to the Outside Director’s Plan Year Stock Account for such Plan Year multiplied by the Deferral Fair Market Value on the applicable payout date.
     Each Plan Year Account will be paid to the Outside Director in a lump sum or in installments in accordance with his or her Deferral Election for such Plan Year Account. If an Outside Director fails to elect a payout form (and has not elected a payout form for any prior Plan Year that, in accordance with Section 6.1, would be deemed to remain in effect until changed), his or her Plan Year Account will be paid in a single lump sum.
     If an Outside Director elects to receive payment of his or her Plan Year Account in installments, the payment period for the installments will not exceed ten years. The amount of each installment payment will equal the product of (a) the balance in the Outside Director’s Plan Year Account on the date the payment is made multiplied by (b) a fraction, the numerator of which is one and the denominator of which is the number of unpaid remaining installments. The balance of the Plan Year Account will be appropriately reduced to reflect any Installment Payments already made hereunder. Notwithstanding the foregoing, in the event of a Change in Control, the balance remaining in an Outside Director’s Accounts will be paid in a single lump sum payment within 10 days following the Change in Control.
     If an Outside Director dies before he or she has received payment of all amounts due hereunder, the balances remaining in the Outside Director’s Accounts will be distributed to his or her Beneficiary in a single lump sum payment within 90 days following the Outside Director’s death.

     Notwithstanding anything to the contrary in this Section 6.5:
(a)	To the extent necessary to avoid liability under Section 16(b) of the Exchange Act, the amount attributable to any Stock Units that will have been credited to the Outside Director’s Stock Account for a period of less than six months will be distributed, or commence to be distributed, within 10 days following the expiration of such six month period.

(b)	If the Compensation Committee determines that the Outside Director is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)), then notwithstanding any provision in the Plan to the contrary, payments triggered by the Outside Director’s Termination Date will not be paid until six months after the Outside Director’s Termination Date or until the Outside Director’s earlier death. The foregoing six-month delay provision will not affect the timing of payments that would otherwise be paid more than six months after the Outside Director’s Termination Date.
     6.6 Beneficiary. An Outside Director may designate, on the Beneficiary Designation form attached hereto as Exhibit B, any person to whom payments are to be made if the Outside Director dies before receiving payment of all amounts due hereunder. A Beneficiary Designation form becomes effective only after the signed form is filed with the Secretary of the Company while the Outside Director is alive, and will cancel any prior Beneficiary Designation form. If the Outside Director fails to designate a Beneficiary or if all designated Beneficiaries predecease the Outside Director, the Outside Director’s Beneficiary will be his or her estate.
Article 7. Restricted Grants and Outstanding Restricted Units
     7.1 Award Agreement. Each Restricted Grant will be evidenced by an award agreement approved by the Board of Directors that specifies the vesting period and such other provisions as the Board determines. The Board will establish rules and procedures for the Restricted Grant, as it deems appropriate.
     7.2 Payment of Awards. The cash value of each Restricted Grant will be paid to the Outside Director as soon as administratively feasible after the Restricted Grant’s Vesting Date, or on a later date provided in the award agreement; provided, however, that an Outside Director may defer the receipt of such cash payment via a Deferral Election, pursuant to such procedures as may be set forth in an award agreement or as otherwise set forth by the Board of Directors in compliance with the requirements of Code section 409A.
     7.3 Termination and Change in Control. Each Restricted Grant award agreement will set forth the extent to which the Outside Director has the right to retain the unvested portion of the Restricted Grant after his or her Termination Date. These terms will be determined by the Board of Directors in its sole discretion, need not be uniform among all awards of Restricted Grants, and may reflect, among other things, distinctions based on the reasons the award recipient Separates from Service. Unless a Restricted Grant award agreement provides otherwise, upon a Change in Control prior to or concurrently with the Termination Date of an Outside Director, all unvested Restricted Grants will be vested. If the Outside Director Separates from Service before the date that all of the Restricted Grant vests, his or her right to receive a payment with respect to the unvested portion of the Restricted Grant will be forfeited, except as otherwise provided in the Restricted Unit award agreement.
     7.4 Outstanding Restricted Units. Restricted Units that were granted to an Outside Director prior to March 24, 2009, that have not been paid out in cash as of that date will continue to be governed by the terms of the relevant award agreements, the terms of the Plan, and the terms of the Outside Director’s Restricted Unit Payment Deferral Election as of the date such Restricted Units were granted.
Article 8. Effective Date; Grandfathered Accounts.
     8.1 Effective Date. This amended and restated Plan is effective as of January 1, 2009 (the “Effective Date”) with respect to Nongrandfathered Accounts and will remain in effect as provided in Section 1.3 hereof.
     8.2 Grandfathered Accounts. An Outside Director’s Grandfathered Accounts will remain subject to the terms and conditions of the Plan as in effect on December 31, 2004.
Article 9. Miscellaneous
     9.1 Modification and Termination. The Board may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part.
     9.2 Indemnification. Each person who is or has been a member of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by that person in connection with or resulting from any claim, action, suit, or proceeding to which that person may be a party or in which that person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by that person in a settlement approved by the Company, or paid by that person in satisfaction of any judgment in any such action, suit, or proceeding against that person, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the action, suit or proceeding before that person undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which an individual may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.
     9.3 Successors. All obligations of the Company under the Plan with respect to a given Plan Year will be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or a merger, consolidation, or otherwise.

     9.4 Reservation of Rights. Nothing in this Plan or in any award agreement granted hereunder will be construed to limit in any way the Board’s right to remove an Outside Director from the Board of Directors.
Article 10. Legal Construction
     10.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein will also include the feminine; the plural will include the singular and the singular will include the plural.
     10.2 Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
     10.3 Requirements of Law. The issuance of payments under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals required by any governmental agencies or national securities exchanges.
     10.4 Securities Law and Tax Law Compliance.
(a)	Insider Trading. To the extent any provision of the Plan or action by the Board would subject any Outside Director to liability under Section 16(b) of the Exchange Act, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

(b)	Section 409A. This Plan is intended to comply with Code Section 409A and the regulations thereunder, and will be administered and interpreted in accordance with such intent. If the Company determines that any provision of the Plan is or might be inconsistent with the requirements of Code Section 409A, it will attempt in good faith to make such changes to the Plan as may be necessary or appropriate to avoiding an Outside Director’s becoming subject to adverse tax consequences under Code Section 409A. No provision of the Plan will be interpreted to transfer any liability for a failure to comply with Code Section 409A from an Outside Director or any other individual to the Company.
     10.5 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan. With respect to any payments not yet made to an Outside Director by the Company, nothing contained herein will give any rights to an Outside Director that are greater than those of a general creditor of the Company.
     10.6 Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Delaware, determined without regard to its conflict of law rules.
     10.7 Nontransferability. An Outside Director’s Accounts and any Restricted Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code section 414(p)). All rights with respect to Accounts and Restricted Units will be available during the Outside Director’s lifetime only to the Outside Director or the Outside Director’s guardian or legal representative. The Board of Directors may, in its discretion, require an Outside Director’s guardian or legal representative to supply it with evidence the Board of Directors deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Outside Director.
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